Exhibit 99.4

F R O S T & S U L L I V A N

Suite 3006, Two Exchange
Square
8 Connaught Place,
Central
January 4, 2024	Hong Kong
Tel: 852 2191 7566
Top Wealth Group Holding Ltd	Fax: 852 2191 7995
Units 714 & 715	www.frost.com
7F, Hong Kong Plaza
1 1 8 Connaught Road West Hong Kong

Re: Consent of Frost & Sullivan

Ladies and Gentlemen,

We understand that Top Wealth Group Holding Ltd (the “Company”) plans to file a registration statement on Form F-l (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, in connection with its proposed initial public offering (the “Proposed IPO”).

We hereby consent to the references to our name and the inclusion of information, data and statements from our research reports and amendments thereto (collectively, the “Reports”), and any subsequent amendments to the Reports, as well as the citation of our independent industry reports and amendments thereto, in the Registration Statement and any amendments thereto, in any other future filings with the SEC by the Company, including, without limitation, filings on Form 20-F or Form 6-K or other SEC filings (collectively, the “SEC Filings”), on the websites of the Company and its subsidiaries and affiliates, in institutional and retail road shows and other activities in connection with the Proposed IPO, and in other publicity materials in connection with the Proposed IPO.

We further hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings.

Yours faithfully,

For and on behalf of

Frost & Sullivan Limited

/s/ Charles Lau
Name:	Charles Lau
Title:	Executive Director